PACIFIC ALLIANCE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

AS OF DECEMBER 31, 2009

ASSETS	"STAR"	"PALC"	Adjustments		Pro Forma
Cash	$ -	$ 610,088			$ 610,088
Accounts receivable, net	1,968,451	909,020			2,877,471
Other receivable	15,138	-			15,138
Marketable securities	30,560	-			30,560
Prepaid expenses	95,326	3,350			98,676
Deferred tax asset - current portion	171,827	-			171,827
Inventory	16,150	1,249,068			1,265,218
Total current assets	2,297,452	2,771,526			5,068,978

Property and equipment, net	9,335,636	180,053	4,198,769	[1]	13,714,458
Deferred tax asset, net of current portion	1,015,553	-			1,015,553
Other investment	476,569	-			476,569
Cash value of life insurance	55,278	-			55,278

TOTAL ASSETS	$ 13,180,488	$ 2,951,579			$ 20,330,836

LIABILITIES AND
SHAREHOLDERS' EQUITY
Accounts payable	$ 550,088	$ 322,899			$ 872,987
Accrued expenses and other current liabilities	165,450	71,979			237,429
Cash Overdraft	592,738	-			592,738
Tax liabilities	-	366,283			366,283
Deferred income tax liability, current portion	277,062	-			277,062
Short-term notes payable	4,027,307	-			4,027,307
Capital lese obligations, current portiion	294,437	-			294,437
Notes payable to related parties	134,528	167,600			302,128
Total current liabilities	6,041,610	928,761			6,970,371

Deferred income tax liability, net of current portion	1,427,975	-			1,427,975
Capital lease obligations, net of current portion	3,191,335	-			3,191,335
Long-term debt	1,332,576	-			1,332,576
Total liabilities	11,993,496	928,761			12,922,257

Common Stock	5,000	3,882	15,000	[1]	18,882
			(5,000)	[2]
Series A Preferred Stock		1,000			1,000
Paid-in Capital	1,362,332	2,428,884	4,485,000	[1]	6,913,884
			(1,362,332)	[2]
Preferred Stock Subscriptions		1,269,000			1,269,000
Stocks Subscriptions Receivable		(1,135,761)	885,761	[1]	(250,000)
Other comprehensive loss	(64,576)		64,576	[2]	-
Accumulated deficit	(115,764)	(544,187)	115,764	[2]	(544,187)
Total stockholders' equity	1,186,992	2,022,818			7,408,579

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 13,180,488	$ 2,951,579			$ 20,330,836

See notes to pro forma condensed consolidated financial statements (unaudited)

PACIFIC ALLIANCE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

For the year ended December 31, 2009

	"STAR"	"PALC"	Adjustments	Pro Forma
Sales	$ 19,226,985	$ 2,951,853		$ 22,178,838

Cost and expenses:
Cost of sales	13,847,169	2,508,384		16,355,553
Selling, general and administrative	4,838,883	463,355		5,302,238
	18,686,052	2,971,739		21,657,791

Operating loss	540,933	(19,886)		521,047

Other income (expenses)	(565,262)	(89,470)		(654,732)

Loss before income taxes	(24,329)	(109,356)		(133,685)

Income taxes	5,761	-		5,761

Net loss	$ (30,090)	$ (109,356)		$ (139,446)

Net loss per share-basic and diluted	$ (6.02)	$ (0.05)		$ (0.01)

Weighted average number of shares	5,000	2,257,405		17,257,405

See notes to pro forma condensed consolidated financial statements (unaudited)

PACIFIC ALLIANCE CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the year ended December 31, 2009

NOTE 1 – BASIS OF PRESENTATION

On October 1, 2009, Pacific Alliance Corporation (“PALC” or “Pacific”) entered into an Agreement and Plan of Merger (“Agreement”) to acquire all the issued and outstanding common stocks of Star Leasing, Inc. (“STAR” or “Star Leasing”, a privately-held freight service company). Under the terms of the Agreement, the sole shareholder of Star Leasing received, in aggregate, 15,000,000 shares of PALC common stock. The net assets, including identifiable tangible and intangible assets and liabilities, including interest bearing debt of Star Leasing assumed by Pacific as of the closing date, were recorded at their respective fair values.

The purchase consideration for the Star Leasing was approximately $4.5 million, which consisted of the fair value of 15 million shares of PALC common stock issued to Star Leasing’s sole stockholder, was determined using a per share price of $0.30, which reflects the average closing price of the Company’s common stock on date of Agreement.

The accompanying condensed consolidated financial statements illustrate the effect of PALC acquisition ("Pro Forma") of Star Leasing. The condensed consolidated balance sheet as of December 31, 2008 is based on the historical balance sheets of Star Leasing and PALC as of that date and assumes the acquisition took place on that date. The condensed consolidated statements of operations for the year then ended are based on the historical statements of operations of Star Leasing and PALC for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on January 1, 2008.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the notes thereto and with the historical financial statements of PALC as filed in its annual report on Form 10-KSB for the year ended December 31, 2008 and with the historical financial statements of Star Leasing included in the 8-K report. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of the Company's financial position that would have been achieved had the acquisition been consummated at December 31, 2008.

NOTE 2 – PRO FORMA ADJUSTMENTS

The pro forma adjustments to the unaudited condensed consolidated balance sheet are as follows:

[1] To reflect the acquisition of Star Leasing equal to the fair value of PALC's common stock:

Issuance of 15,000,000 shares of Pacific Stock at fair value	$ 4,500,000
Forgiven stock subscription receivable to Superior	885,761
Total consideration	5,385,761
Net assets acquired	(1,186,992)
Fair value fixed assets adjustment	(4,198,769)
Cost in excess of net assets acquired	$ -

PACIFIC ALLIANCE CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the year ended December 31, 2009

NOTE 2 – PRO FORMA ADJUSTMENTS (CONTINUED)

The allocation of the purchase price, is as follows:

Net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$ -
Accounts and other receivable	1,983,589
Marketable securities	30,560
Prepaid expenses and other current assets	267,153
Inventory	16,150
Property and equipment	13,534,405
Other long-term assets	1,547,400
Accounts payable	(550,088)
Other current and long-term liabilities	(2,463,225)
Debt assumed	(8,980,183)
Total consideration	$ 5,385,761

[2] To reflect the elimination of STAR’s equity

NOTE 3 - PRO FORMA NET LOSS PER COMMON SHARE

The unaudited pro forma basic and diluted net loss per share are based on the weighted average number of shares of Pacific common stock outstanding during each period and the number of shares of Pacific common stock to be issued in connection with the acquisition of Star Leasing.